FOR IMMEDIATE RELEASE

                         THE TOPPS COMPANY, INC. REPORTS
                        FISCAL 2005 THIRD QUARTER RESULTS

New York, NY, January 6, 2005 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2005 third quarter ended November 27, 2004.

Net sales in the fiscal 2005 third quarter were $70.7 million compared to $78.5 million last year. Stronger foreign currencies versus the prior year increased 2005 third quarter sales by $1.4 million. Income from operations was $3.2 million compared to $655,000 in last year's third quarter. Net income in the fiscal 2005 third quarter was $2.8 million, or $0.07 per diluted share, versus $982,000, or $0.02 per diluted share, last year. Profitability in last year's third quarter was impacted by a $3 million pre-tax, or $0.05 per share, loss at WizKids.

For the nine months  ended  November  27,  2004,  net sales were $227.5  million compared to $227.8 million in the same period last year. Stronger foreign currencies versus the prior year increased sales for the first nine months of fiscal 2005 by $5.4 million. Income from operations was $13.7 million compared to $12.6 million in the prior-year period. Net income in the first nine months of fiscal 2005 was $10.5 million, or $0.26 per diluted share, versus $9.8 million, or $0.23 per diluted share, last year. Results for the first nine months of fiscal 2005 include a one-time charge of $1.9 million, or approximately $0.05 per diluted share incurred in the fiscal 2005 first quarter, related to a previously disclosed European Commission fine.

Confectionery net sales were $29.0 million in the fiscal 2005 third quarter compared to $31.8 million in the prior-year period. Confectionery results were impacted primarily by continued softness in Baby Bottle Pop, a reduction in sales of Flip N' Dip in Japan, and the ongoing effect of domestic industry factors including retailer consolidation and childhood nutritional concerns. During the third quarter, the Company introduced Push Pop in Argentina with encouraging early results and secured national distribution of Juicy Drop Pop with major retail accounts in the U.S.


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

TOPP - Third Quarter Fiscal 2005 Financial Results
Page Two


Arthur T. Shorin, Chairman and CEO of Topps, commented, "We are working hard to address the challenges in the domestic candy business. As an example, we have consolidated our broker network across the U.S. as part of a new go-to-market strategy that will provide us with greater leverage, enhanced retail coverage, and improved convenience store distribution. We are also developing new television ads for Baby Bottle Pop, Ring Pop, and Push Pop. On the new product front, we have made significant distribution gains on Juicy Drop Pop, began shipments of Bazooka Booster in the U.K. during the third quarter, and are receiving positive trade acceptance to our early solicitation efforts in Europe on Crunchy Snakes Candy."

Entertainment sales in the third quarter were $41.7 million versus $46.7 million in the prior-year period. Third quarter results reflect declines in U.S. sports card products and the Company's previously announced decision to not release hockey cards in light of the NHL's labor issues this year. Sports product performance benefited from sales of a Boston Red Sox World Series gift set as well as earlier shipments of Italian football products.

Also within Entertainment, WizKids reported lower sales, but was profitable for the quarter. Non-sports publishing benefited from releases including World Wrestling Entertainment, Barbie, and Star Wars products partially offset by lower Yu-Gi-Oh sales year-on-year.

Mr. Shorin continued, "Our Entertainment business is opportunistic by nature, and we continue to pursue prospects as appropriate. WizKids' Pirates of the Spanish Main, the world's first constructible strategy game, is now in full distribution in gaming stores with testing underway in broader channels. The game enjoyed strong sell-through in the third quarter, and we are currently planning a new release for next year. We are also exploring trading card games with future product launches planned including a baseball product this coming spring."

During the quarter, the Company paid its regular quarterly cash dividend to shareholders of $0.04 per share. Additionally, the Company repurchased 94,000 shares of stock at an average price of $9.76 per share. At November 27, 2004, the Company had $116.7 million in cash and no debt.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.


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TOPP - Third Quarter Fiscal 2005 Financial Results
Page Three

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                                 (Tables Follow)

                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (amounts in thousands, except share data)

                                                       (Unaudited)              (Unaudited)
                                                  Thirteen weeks ended    Thirty-nine weeks ended
                                                  November     November    November      November
                                                  27, 2004     29, 2003    27, 2004      29, 2003
                                                  --------     --------     --------      -------
Net Sales                                       $   70,650   $   78,470   $  227,520   $  227,781
Cost of sales                                       46,990       54,148      143,781      146,576
                                                  --------     --------     --------     --------
   Gross Profit on sales                            23,660       24,322       83,739       81,205

Other income (expense)                                 (54)        (402)         790          542
Selling, general and administrative expenses        20,378       22,265       70,850       69,151
                                                  --------     --------     --------     --------
   Income from operations                            3,228          655       13,679       12,596

Interest income, net                                   883          445        1,924        1,929
                                                  --------     --------     --------     --------
Income before provision for income taxes             4,111        1,100       15,603       14,525

Provision for income taxes                           1,320          118        5,055        4,750
                                                  --------     --------     --------     --------
   Net Income                                   $    2,791   $      982   $   10,548   $    9,775
                                                  ========     ========     ========     ========


Basic net income per share                            0.07         0.02         0.26         0.24
Diluted net income per share                          0.07         0.02         0.26         0.23


Weighted average shares outstanding - Basic     40,412,000   40,530,000   40,482,000   40,610,000
Weighted average shares outstanding - Diluted   41,253,000   41,822,000   41,280,000   41,726,000


                            THE TOPPS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (Amounts in Thousands)



                                          As of                 As of
                                     November 27, 2004     February 28, 2004
                                     -----------------     -----------------

Cash and Equivalents                    $ 116,703             $  93,837
Working Capital                           143,252               133,299
Net Property, Plant and Equipment          12,521                13,786
Total Assets                              282,253               275,463
Shareholders' Equity                      215,991               211,277



                                                 SEGMENT INFORMATION
                                                (Amounts in Thousands)

                                                  Thirteen weeks ended     Thirty-nine weeks ended
                                                  November     November      November    November
                                                  27, 2004     29, 2003      27, 2004    29, 2003
                                                  --------     --------      --------    --------
Net Sales
---------
Confectionery                                   $   28,992   $   31,819   $  113,181   $  119,357
Entertainment Products                              41,658       46,651      114,339      108,424
                                                  --------     --------     --------     --------
Total                                           $   70,650   $   78,470   $  227,520   $  227,781
                                                  ========     ========     ========     ========
Contributed Margin
------------------
Confectionery                                   $    8,885   $    9,253   $   37,664   $   38,493
Entertainment Products                              12,923       10,964       35,349       28,383
                                                  --------     --------     --------     --------
Total                                           $   21,808   $   20,217   $   73,013   $   66,876
                                                  ========     ========     ========     ========


Reconciliation of Contributed Margin
to Income Before Provision for Taxes:
-------------------------------------

Total Contributed Margin                        $   21,808   $   20,217    $  73,013   $   66,876
Unallocated General and Administrative
  Expenses and Manufacturing Overhead              (16,970)     (17,206)     (55,407)     (50,024)
Depreciation & Amortization                        ( 1,556)     ( 1,954)     ( 4,717)     ( 4,798)
Other Income (Expense)                                 (54)        (402)         790          542
                                                  --------     --------     --------     --------
Income from Operations                               3,228          655       13,679       12,596
Interest Income, Net                                   883          445        1,924        1,929
                                                  --------     --------     --------     --------
Income before Provision for Income Taxes        $    4,111   $    1,100    $  15,603   $   14,525
                                                  ========     ========     ========     ========